EXHIBIT 23.2

Consent of Eric Chapman

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 30, 2010 (the “Annual Report”).

I hereby consent to the references to my name under the heading “Description of Properties – Golden Eagle Property – Mineral Resources” in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (File No. 333-148796)

/s/ “Eric Chapman”

Eric Chapman
Snowden Mining Industry Consultants Inc.

March 30, 2010

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